Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and

(ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

AMENDMENT to Collaboration, Option and license Agreement

This Amendment to the Collaboration, Option and License Agreement (the “Amendment”) is entered into and made effective as of May 8, 2020 (the “Amendment Effective Date”) and amends that certain Collaboration, Option and License Agreement dated October 10, 2016 (the “Agreement”), by and between Ocular Therapeutix, Inc., a corporation organized and existing under the laws of the State of Delaware with offices at 36 Crosby Drive, Suite 101, Bedford, Massachusetts 01730 (“Collaborator”) and Regeneron Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of New York with offices at 777 Old Saw Mill River Road, Tarrytown, New York 10591 (“Regeneron”). Collaborator and Regeneron are referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties wish to amend the Agreement to modify certain rights and obligations of the Parties under the Agreement;

NOW THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties hereby agree as follows.

1.            Terms. Capitalized terms used in this Amendment and not defined herein shall have the respective meanings given to such terms in the Agreement. The following terms, which are hereby incorporated into the Agreement, shall have the following respective meanings:

1.1          “Amendment” means the Amendment dated May 8, 2020 to the Agreement.

1.2          “Amendment Effective Date” means May 8, 2020.

2.            Effects of Amendment. This Amendment amends the Agreement solely to the extent expressly provided herein as of the Amendment Effective Date. Except as specifically amended herein, all other terms of the Agreement remain in full force and effect. From and after the Amendment Effective Date, any references in the Agreement to the “Agreement” will be deemed to mean the Agreement as amended by this Amendment.

3.	Amendments.

3.1          Amendment of Collaboration Plan. The “in vitro Evaluation Activities” section set forth in pages 1-9 of the Collaboration Plan Appendix to the Agreement is hereby deleted and replaced in its entirety with the “Evaluation Activities” section set forth in Appendix A hereto.

3.2          Exclusive Option Period. The definition of “Exclusive Option Period” set forth in Section 1.44 of the Agreement is hereby deleted in its entirety and replaced with: “[Reserved.]”.

3.3          FTE Rate. The definition of “FTE Rate” set forth in Section 1.56 of the Agreement is hereby deleted in its entirety and replaced with:

“1.56 “FTE Rate” means, from and after the Amendment Effective Date, [**] Dollars (US$[**]) in the period from the Amendment Effective Date through December 31, 2020, such amount to be adjusted as of January 1, 2021 and annually thereafter by the percentage increase or decrease, if any, in the applicable CPI (determined based on the location of the applicable personnel) since the Amendment Effective Date or the latest adjustment date hereunder, whichever is later, through June 30 of the prior calendar year. The FTE Rate shall be inclusive of Out-of-Pocket Costs (other than the per-Batch fees specifically set forth in the second sentence of Section 3.11(a) of the Amendment) and other expenses for the employees providing the services, including travel costs and allocated costs, such as, for example, allocated overhead costs.”

CONFIDENTIAL

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3.4          Non-Exclusive Option Period. The definition of “Non-Exclusive Option Period” set forth in Section 1.79 of the Agreement is hereby deleted in its entirety and replaced with: “[Reserved.]”.

3.5          Option Period. The definition of “Option Period” set forth in Section 1.81 of the Agreement is hereby deleted in its entirety and replaced with: ““Option Period” means the entire period beginning on the Amendment Effective Date and expiring on the date that is twenty-four (24) months after Regeneron has [**] pursuant to the Collaboration Plan.”.

3.6          Alternative Licensed Products. Section 2.4 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 2.4:

“2.4 Alternative Licensed Products. If the first candidate formulation of a Licensed Product provided by Collaborator under the Collaboration Plan fails to meet the applicable specifications or target criteria set forth in the Collaboration Plan, then, except as otherwise mutually agreed by the Parties, Collaborator shall generate and submit to the JRC a written plan to generate an alternative Licensed Product that meets such specifications and target criteria (“Alternative Licensed Product”). If Regeneron approves such plan, then Collaborator shall generate such Alternative Licensed Product. Upon Regeneron’s approval of such plan and delivery of the Alternative Licensed Product to Regeneron, the Collaboration Plan shall be modified to apply to such Alternative Licensed Product instead of the previous Licensed Product in a written amendment to the Collaboration Agreement executed by both Parties. After execution of such an amendment, and as of the Amendment Effective Date, all references to Licensed Product in the Collaboration Agreement shall be deemed to also include the Alternative Licensed Product. As of the Amendment Effective Date, the Parties have agreed that the candidate formulation(s) that is(are) the subject of the amended Collaboration Plan adopted by the Parties as of the Amendment Effective Date shall be the final candidate Licensed Product hereunder. Following the Amendment Effective Date, there shall be no further Alternative Licensed Products hereunder and there shall be no further amendments to the Collaboration Plan to provide for Alternative Licensed Products.”

3.7          Pre-Option Exclusivity. Section 7.3 of the Agreement is hereby deleted in its entirety and replaced with the following Section 7.3:

“7.3 Pre-Option Exclusivity. During the Option Period, neither Collaborator nor any of its Affiliates shall, [**].”

3.8          Option. Section 7.4 of the Agreement is hereby deleted in its entirety and replaced with the following Section 7.4:

“7.4 Option. Collaborator hereby grants to Regeneron an option (the “Option”) to enter into the Commercial License. The Option shall be exercisable by Regeneron at any time during the Option Period, by notifying Collaborator of such exercise in writing and paying the fee set forth in Section 8.1. During the Option Period, the Option shall be exclusive, meaning that Regeneron shall have the sole right to exercise the Option and enter into the Commercial License and during the Option Period Collaborator shall not grant to any Third Party any option, license or other rights that would limit or prohibit Collaborator's ability to grant the Commercial License to Regeneron.”.

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3.9          Term. Section 14.1 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 14.1:

“14.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated, will expire as set forth below:

(a) Unless and until Regeneron has exercised the Option:

(i) If, within [**] after Collaborator has delivered to Regeneron the [**], then this Agreement shall terminate, unless prior to such termination Regeneron notifies Collaborator that Regeneron wishes the matter to be referred to the JRC for further discussion. In the event the matter is referred to the JRC, this Agreement shall not terminate if (1) within [**] after the matter is referred to the JRC Regeneron has [**]; or (2) if the Parties agree otherwise in writing.

(ii) If, within [**] after Regeneron has [**] pursuant to [**] of the Collaboration Plan, [**], then this Agreement shall terminate, unless prior to such termination Regeneron notifies Collaborator that Regeneron wishes the matter to be referred to the JRC for further discussion. In the event the matter is referred to the JRC, this Agreement shall not terminate if: (1) within [**] after the matter is referred to the JRC Regeneron notifies Collaborator in writing that Regeneron shall commit to carrying out the activities described in [**] of the Collaboration Plan; or (2) if the Parties agree otherwise in writing.

(iii) If, within [**] after Regeneron notifies Collaborator that [**], then this Agreement shall terminate, unless prior to such termination Regeneron notifies Collaborator that Regeneron wishes the matter to be referred to the JRC for further discussion. In the event the matter is referred to the JRC, this Agreement shall not terminate if: (1) within [**] after the matter is referred to the JRC Regeneron has begun carrying out the activities described in [**] of the Collaboration Plan; or (2) if the Parties agree otherwise in writing.

(iv) If, within [**] after Collaborator has delivered to Regeneron the [**] pursuant to [**] and the [**], then this Agreement shall terminate, unless prior to such termination Regeneron notifies Collaborator that Regeneron wishes the matter to be referred to the JRC for further discussion. In the event the matter is referred to the JRC, this Agreement shall not terminate if: (1) within [**] after the matter is referred to the JRC Regeneron notifies Collaborator in writing that Regeneron [**] for the activities to be conducted pursuant to [**] of the Collaboration Plan; or (2) if the Parties agree otherwise in writing.

(v) If, within [**] after Regeneron notifies Collaborator that Regeneron [**] for the activities to be conducted pursuant to [**] of the Collaboration Plan, [**], then this Agreement shall terminate, unless prior to such termination Regeneron notifies Collaborator that Regeneron wishes the matter to be referred to the JRC for further discussion. In the event the matter is referred to the JRC, this Agreement shall not terminate if: (1) within [**] months after the matter is referred to the JRC Regeneron has begun carrying out the activities described in [**] of the Collaboration Plan; or (2) if the Parties agree otherwise in writing.

(vi) If, within the Option Period, Regeneron has not exercised the Option, then this Agreement shall terminate.

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(vii) If the performance by Regeneron of any of its obligations in subsections 14.1(a)(i) through (v) above is delayed or prevented by circumstances beyond its reasonable control, Regeneron shall give prompt notice to Collaborator, shall use reasonable efforts to avoid or minimize the delay, and shall resume performance of its obligations as soon as reasonably practicable. The time periods set forth in subsections 14.1(a)(i) through (v) above for any activities affected by the delay as well as the Option Period shall be automatically extended by the same number of days from Regeneron’s notification of the delay to Collaborator through the date Regeneron is able to resume performance of its obligations. If the delay is longer than [**], the Parties shall escalate the matter to the Executive Officers of both Parties in accordance with Section 3.6 of the Agreement. If, after escalation to the Executive Officers of Collaborator and Regeneron, the Executive Officers cannot resolve the matter within [**] after the matter is first referred to them, then the decision of [**] Executive Officer shall control; provided further that, in the event any extension is granted, the time period for which Regeneron is required to pay the FTE Cost to Collaborator pursuant to Section 14.1(b) may be increased proportionately. Notwithstanding the foregoing or anything to the contrary, in the event the delay is caused by a Force Majeure event, Section 15 of the Agreement shall govern and apply to such delay or failure to perform a Party’s obligations.

(b) If Regeneron has exercised the Option within the Option Period, this Agreement will expire on a country-by-country basis, upon the expiration of the applicable Royalty Term for the Licensed Product in a country. Upon such expiration (but not upon any earlier termination in accordance with Section 14.2) of this Agreement, Collaborator hereby grants to Regeneron a perpetual, sublicensable, fully paid-up, non-exclusive license under the Collaborator Know-How to conduct research and to develop, make, have made, use, sell, offer for sale and import Licensed Products in the Field in the Territory.”

4.	Termination for Convenience. Section 14.2.1 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 14.2.1:

“14.2.1 Termination for Convenience. Prior to exercising the Option during the Option Period, Regeneron may terminate this Agreement as to any or all Licensed Products at any time upon providing thirty (30) days’ prior written notice to Collaborator. Following the exercise of the Option during the Option Period, Regeneron may terminate this Agreement as to the Licensed Product at any time upon providing sixty (60) days’ prior written notice to Collaborator.”

4.1          Costs.

(a)           Notwithstanding anything to the contrary in the Agreement, the Parties hereby agree that following the Amendment Effective Date Regeneron will pay Collaborator for the activities conducted by or on behalf of Collaborator under the “Evaluation Activities” section of the Collaboration Plan, as amended in Appendix A, as follows: Regeneron shall pay to Collaborator the FTE Cost for the activities under the Collaboration Plan, estimated to be a total of [**] FTEs provided by Collaborator over twenty-four (24) months in accordance with the budget set forth in Appendix B attached hereto. Regeneron shall pay to Collaborator (i) $[**] for each batch of Bulk Product [**] under the Collaboration Plan, (ii) $[**] for each batch of Bulk Product [**] under the Collaboration Plan and (iii) the cost of [**] under the Collaboration Plan as set forth in Appendix B attached hereto, the [**], and provided [**] upon expiration or termination of this Agreement.

(b)           Collaborator represents and warrants that the foregoing costs: (i) reflect the fair market value of the activities being performed in the Collaboration Plan; (ii) have been negotiated in an arm’s-length transaction; and (iii) have not been determined in any manner with regard to any implicit or explicit agreement to provide favorable procurement decisions with regard to Regeneron’s or its Affiliate’s products, or to the value or volume of any business or referrals generated between the Parties or such Affiliates. Collaborator shall submit invoices in United States Dollars within [**] of the end of each calendar quarter for activities actually performed and costs actually incurred in such prior calendar quarter, directly to Regeneron Pharmaceuticals, Inc., Accounts Payable, 777 Old Saw Mill River Road, Tarrytown, NY 10591 or via email to [**].  All payments shall be issued in United States Dollar currency and will be made within [**] of Collaborator’s submission of an undisputed invoice to Regeneron. In the event of early termination of this Agreement prior to Regeneron’s exercise of the Option, Regeneron shall pay Collaborator all FTE Costs incurred up to and including the date of termination, for all batches of Bulk Product actually delivered to Regeneron prior to the date of termination, and for [**] under the Collaboration Plan as set forth in Appendix B attached hereto, the [**], and provided [**] upon expiration or termination of this Agreement.

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(c)           During the Term of the Agreement and for [**] thereafter, Collaborator agrees to keep complete and accurate records regarding all payments made, and costs, expenditures and expenses incurred in connection with the Collaboration Plan performed pursuant to this Agreement (collectively, “Costs”), and to promptly upon reasonable request (and in all events, within [**] of such request) provide Regeneron with all information requested regarding such Costs. Collaborator will use the funds paid by Regeneron solely for purposes of the Collaboration Plan as described herein. At the completion of the Collaboration Plan, Collaborator will confirm in writing that Regeneron funds have been used to support the Collaboration Plan. Upon termination or expiration of this Agreement, Collaborator shall return to Regeneron within [**] any unexpended funds previously paid or advanced to Collaborator.

(d)           The Parties acknowledge that payments made by Regeneron pursuant to this Agreement for the conduct of the Collaboration Plan are intended to be payments for qualified research expenses, as defined in Section 41 of the US Internal Revenue Code of 1986, as amended, and agree that any and all credits or deductions to which either Party may be entitled on account of research performed pursuant to such payments shall be allocated to Regeneron to the extent of such payments. The Parties will reasonably cooperate in minimizing the tax liability arising out of this Agreement, and in providing one another with documentation of the payment of any withholding taxes paid with respect to this Agreement and in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

[Signature page follows]

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In witness whereof, authorized representatives of the Parties have duly executed this Amendment as of the Amendment Effective Date.

OCULAR THERAPEUTIX, INC.		REGENERON PHARMACEUTICALS, INC.

By:	/s/ Antony Mattessich	By:	/s/ Nouhad Husseini
Name: Antony Mattessich		Name: Nouhad Husseini
Title: President & Chief Executive Officer		Title: Senior Vice President, Business Development
Approved as to legal form, per Regeneron Corporate Policy #950

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Appendix A

Work Plan

Feasibility Program for Sustained Release of VEGF Trap from PEG Hydrogel Microparticles for Suprachoroidal Delivery

Summary

Regeneron Pharmaceuticals, Inc. and Ocular Therapeutix will work collaboratively to develop a long-acting formulation of VEGF Trap for suprachoroidal delivery. [**]. This workplan details the development work under the terms from the Feasibility Agreement dated TBD. This workplan is also expected to carry forward into any subsequent collaboration agreement between Ocular Therapeutix and Regeneron Pharmaceuticals.

Confidential Materials omitted. A total of eight pages were omitted. [**]

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